Exhibit (g)
INVESTMENT ADVISORY AGREEMENT
     AGREEMENT made as of                     , 2006, by and between Highland Capital Management, L.P., a Delaware limited partnership (the “Adviser”), and Highland Credit Strategies Fund, a Delaware statutory trust (the “Trust”).
     WHEREAS, the Trust is engaged in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.
     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:
     SECTION 1. Appointment of Adviser.
     The Trust hereby appoints the Adviser to act as investment adviser to the Trust for the period and on the terms herein set forth. The Adviser accepts such appointment, and agrees to render the services herein set forth, for the compensation herein provided.
     SECTION 2. Duties of Adviser.
     The Adviser, at its own expense, shall furnish the following services and facilities to the Trust:
     (a) Investment Program. The Adviser shall (i) furnish continuously an investment program for the Trust, (ii) determine (subject to the overall supervision and review of the Trust’s Board of Trustees) the investments to be purchased, held, sold or exchanged by the Trust and the portion, if any, of the assets of the Trust to be held uninvested, (iii) make changes in the investments of the Trust and (iv) vote, exercise consents and exercise all other rights pertaining to such investments. The Adviser also shall manage, supervise and conduct the other affairs and business of the Trust and matters incidental thereto pursuant to a separate administration agreement with the Trust, subject always to the control of the Trust’s Board of Trustees and to the provisions of the organizational documents of the Trust, the Registration Statement of the Trust and its shares of beneficial interest (“Shares”), including the Trust’s Prospectus and Statement of Additional Information, and the 1940 Act, in each case as from time to time amended and in effect. Subject to the foregoing, the Adviser shall have the authority to engage one or more sub-advisers in connection with the portfolio management of the Trust, which sub-advisers may be affiliates of the Adviser; provided, however, that the Adviser shall remain responsible to the Trust with respect to its duties and obligations set forth in this Agreement.
     (b) Portfolio Transactions. The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Trust with brokers or dealers selected by the Adviser, although the Trust will pay the actual brokerage commissions on portfolio transactions in accordance with Section 3(d).
     In placing portfolio transactions for the Trust, it is recognized that the Adviser will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser may be a party. It is understood that neither the Trust nor the Adviser has adopted a formula for allocation of the Trust’s investment transaction business. It is also understood that it is desirable for the Trust that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Trust than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities for the Trust with such brokers, subject to review by the Trust’s Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful or beneficial to the Adviser in connection with its services to other clients.
     On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Trust as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.
     SECTION 3. Allocation of Expenses.
     Except for the services and facilities to be provided by the Adviser pursuant to a separate administration agreement with the Trust, the Trust assumes and shall pay all expenses for all other Trust operations and activities and shall reimburse the Adviser for any such expenses incurred by the Adviser. Unless the Prospectus or Statement of Additional Information of the Trust provides otherwise, the expenses to be borne by the Trust shall include, without limitation:
     (a) all expenses of organizing the Trust;
     (b) the charges and expenses of any registrar, stock transfer and dividend disbursing agent, custodian or depository appointed by the Trust for the safekeeping of its cash, portfolio securities and other property and pricing services provided to the Trust (other than those utilized by the Adviser in providing the services described in Section 2);
     (c) the charges and expenses of bookkeeping, accounting and auditors;
     (d) brokerage commissions and other costs incurred in connection with transactions in the portfolio securities of the Trust, including any portion of such commissions attributable to brokerage and research services as defined in Section 28(e) of the Securities Exchange Act of 1934;
     (e) taxes, including issuance and transfer taxes, and trust registration, filing or other fees payable by the Trust to federal, state or other governmental agencies;
     (f) expenses, including the cost of printing certificates, relating to the issuance of Shares of the Trust;
     (g) expenses involved in registering and maintaining registrations of the Trust and of its Shares with the Securities and Exchange Commission (“SEC”) and other jurisdictions, including reimbursement of actual expenses incurred by the Adviser or others in performing such functions for the Trust;
     (h) expenses of shareholders’ and trustees’ meetings, including meetings of committees, and of preparing, printing and distributing proxy statements, quarterly reports, if any, semi-annual reports, annual reports and other communications to existing shareholders;
     (i) expenses of preparing and printing prospectuses and marketing materials;
     (j) compensation and expenses of trustees who are not affiliated with the Adviser;
     (k) charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust and financial structure and relations with its shareholders, issuance of Shares of the Trust and registration and qualification of Shares under federal, state and other laws;
     (l) the cost and expense of maintaining the books and records of the Trust, including general ledger accounting;
     (m) insurance premiums on fidelity, errors and omissions and other coverages, including the expense of obtaining and maintaining a fidelity bond as required by Section 17(g) of the 1940 Act which may also cover the Adviser;
     (n) expenses incurred in obtaining and maintaining any surety bond or similar coverage with respect to securities of the Trust;
     (o) interest payable on Trust borrowings;
     (p) such other non-recurring expenses of the Trust as may arise, including expenses of actions, suits or proceedings to which the Trust is a party and expenses resulting from the legal obligation that the Trust may have to provide indemnity with respect thereto;
     (q) expenses and fees reasonably incidental to any of the foregoing specifically identified expenses;

     (r) listing fees and expenses; and
     (s) all other expenses permitted by the Prospectus and Statement of Additional Information of the Trust as being paid by the Trust.
     SECTION 4. Advisory Fee.
     In return for its advisory services, the Adviser will receive an annual fee, payable monthly, in an amount equal to [       ]% of the average weekly value of the Trust’s Managed Assets (the “Advisory Fee”). The Trust’s “Managed Assets” will be an amount equal to the total assets of the Trust, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Trust’s investment objectives and policies, and/or (iv) any other means. The accrued fees will be payable monthly as promptly as possible after the end of each month during which this Agreement is in effect. The Adviser may waive a portion of its fees. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be computed in a manner consistent with the calculation of the fees payable on a monthly basis.
     SECTION 5. Agency Cross Transactions.
     From time to time, the Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities that the Adviser’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities that advisory clients wish to buy. Where one of the parties is an advisory client, the Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Adviser or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Adviser’s part regarding the advisory client. The SEC has adopted a rule under the Investment Advisers Act of 1940, as amended, that permits the Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Trust authorizes the Adviser or its affiliates to participate in agency cross transactions involving an Account. The Trust may revoke its consent at any time by written notice to the Adviser.
     SECTION 6. Indemnification.
     (a) The Trust hereby agrees to indemnify the Adviser and each of the Adviser’s partners, officers, employees, and agents (including any individual who serves at the Adviser’s request as director, officer, partner, trustee or the like of another entity) and controlling persons (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of such Indemnitee’s having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “Disabling Conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such Indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Trust and did not involve Disabling Conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of the Trust. Notwithstanding the foregoing, the Trust shall not be obligated to provide any such indemnification to the extent such provision would waive any right that the Trust cannot lawfully waive.
     (b) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (1) the Indemnitee shall provide adequate security for such Indemnitee’s undertaking, (2) the Trust shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of Trustees of the Trust who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

     (c) All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of Disabling Conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.
     (d) Each Indemnitee shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Trust, regardless of whether such counsel or other person may also be a Trustee.
     (e) The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.
     SECTION 7. Relations with Trust.
     Subject to and in accordance with the organizational documents of the Adviser and the Trust, as well as their policies and procedures and codes of ethics, it is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, officers or otherwise, that partners, officers and agents of the Adviser (or any successor thereof) are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise, and that the Adviser (or any such successor thereof) is or may be interested in the Trust as a shareholder or otherwise.
     SECTION 8. Liability of Adviser.
     The Adviser shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any Disabling Conduct nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any Disabling Conduct.
     SECTION 9. Duration and Termination of this Agreement.
     (a) Duration. This Agreement shall become effective on the date first set forth above, such date being the date on which this Agreement has been executed following: (1) the approval of the Trust’s Board of Trustees, including approval by a vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Adviser or the Trust, cast in person at a meeting called for the purpose of voting on such approval; and (2) the approval by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Trust.

Unless terminated as herein provided, this Agreement shall remain in full force and effect until the date that is two years after the effective date of this Agreement. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect, subject to paragraph 9(c), so long as such continuance is approved at least annually (a) by either the Trust’s Board of Trustees or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Trust and (b) in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.
     (b) Amendment. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act including the interpretation thereof that amendments that do not increase the compensation of the Adviser or otherwise fundamentally alter the relationship of the Trust with the Adviser do not require shareholder approval if approved by the requisite majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust.
     (c) Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trust’s Board of Trustees, or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Trust, or by the Adviser, in each case on not more than 60 days’ nor less than 30 days’ prior written notice to the other party.
     (d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).
     SECTION 10. Services Not Exclusive.
     Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will undertake no activities that, in its judgment, will adversely affect the performance of its obligations under this Agreement. In addition, the parties may enter into other agreements pursuant to which the Adviser provides administrative or other, non-investment advisory services to the Trust, and the Adviser may be compensated for such other services.
     SECTION 11. Notices.
     Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of each party to this Agreement for this purpose shall be Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240.

     SECTION 12. Governing Law; Severability; Counterparts.
     This Agreement shall be construed in accordance with the laws of the State of Delaware, and the applicable provisions of the 1940 Act. To the extent that applicable law of the State of Delaware, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
     SECTION 13. Use of the Name Highland.
     The Adviser has consented to the use by the Trust of the name or identifying word “Highland” in the name of the Trust. Such consent is conditioned upon the employment of the Adviser as the investment adviser to the Trust. The name or identifying word “Highland” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Trust to cease using “Highland” in the name of the Trust if the Trust ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of the Trust.
     SECTION 14. Miscellaneous.
     The Adviser agrees to advise the Trust of any change of its membership (which shall mean its general partner) within a reasonable time after such change. If the Adviser enters into a definitive agreement that would result in a change of control (within the meaning of the 1940 Act) of the Adviser, it agrees to give the Trust the lesser of 60 days’ written notice and such notice as is reasonably practicable before consummating the transaction.
     Where the effect of a requirement of the 1940 Act reflected in or contemplated by any provisions of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
     Subject to the Trust’s Agreement and Declaration of Trust, it is expressly agreed that the obligations of the Trust under this Agreement shall not be binding upon any past, present or future trustee, nominee, officer, shareholder, employee or agent of the Trust individually, and shall only be binding upon the Trust and its assets, as provided in the Trust’s Agreement and Declaration of Trust, a copy of which is on file at the office of the Secretary of the State of Delaware and at the principal offices of the Trust. This Agreement was executed on behalf of the Trust by an officer of the Trust in such capacity, and shall not be deemed to have been executed by such officer individually or to impose any liability on such officer, or the shareholders of the Trust, personally, but shall bind only the assets and property of the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	STRAND ADVISORS, INC.,
its general partner

By:

Name:
Title:

HIGHLAND CREDIT STRATEGIES FUND

By:

Name:
Title: